Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1992 Stock Option Plan, 2000 Equity Incentive Plan, 2000 Non-Employee Directors’ Stock Option Plan and 2000 Employee Stock Purchase Plan of Endwave Corporation of our report dated June 1, 2000, with respect to the financial statements of TRW Milliwave Inc. (a wholly owned subsidiary of TRW Inc.) and our report dated August 24, 1999, with respect to the financial statements of Endgate Corporation included in Endwave Corporation’s Registration Statement (Form S-1 No. 333-41302) and related Prospectus dated October 17, 2000 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
October 30, 2000